Exhibit 5.1

April 14, 2020

Prudential plc

1 Angel Court

London EC2R 7HJ

United Kingdom

Re:                             Prudential plc, Registration Statement on Form F-3 (Registration Statement No. 333-219863)

Ladies and Gentlemen:

We have acted as special New York and United States federal counsel to Prudential plc, a public limited company formed under the laws of England and Wales (the “Company”), in connection with (i) the issuance and sale by the Company of US$1,000,000,000 aggregate principal amount of its 3.125% Notes due 2030 (the “Notes”) pursuant to the Underwriting Agreement dated April 8, 2020 (the “Underwriting Agreement”), by and between the Company and Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc. and MUFG Securities Americas Inc. as representatives of the several underwriters named on Schedule I to the Underwriting Agreement, (ii) the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a preliminary prospectus supplement dated April 6, 2020, relating to the offering of the Notes (the “Preliminary Prospectus Supplement”), which was filed by the Company with the Commission on April 6, 2020 pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended (the “1933 Act”) and a final prospectus supplement of the Company dated April 8, 2020, relating to the offering of the Notes (the “Final Prospectus Supplement”), which was filed by the Company with the Commission on April 8, 2020 pursuant to Rule 424(b)(2) promulgated under the 1933 Act and (iv) the filing by the Company with the Commission of the Pricing Term Sheet dated April 8, 2019 (the “Term Sheet”) relating to the Notes as a free writing prospectus. The Underwriting Agreement will be filed as Exhibit 1.1 to the Company’s current report on Form 6-K on the date hereof.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the above-referenced Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Pricing Term Sheet. We have also examined and relied on the Senior Indenture, dated the date hereof (the “Base Indenture”), between the Company and Citibank, N.A., as senior trustee (the “Trustee”), as supplemented by the first supplemental indenture dated the date hereof (the “First Supplemental Indenture” and,

Morgan, Lewis & Bockius UK LLP

Condor House
5-10 St. Paul’s Churchyard
London EC4M 8AL	+44.20.3201.5000
United Kingdom	+44.20.3201.5001

Morgan, Lewis & Bockius UK LLP is a limited liability partnership registered in England and Wales under number OC378797 with its registered office at Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL and is a law firm authorised and regulated by the Solicitors Regulation Authority, whose rules can be accessed at rules.sra.org.uk. Our SRA authorisation number is 615176. We use the word “partner” to refer to a member of the LLP. A list of the members of Morgan, Lewis & Bockius UK LLP is available for inspection at the above address. Further information about Morgan Lewis can be found on www.morganlewis.com.

together with the Base Indenture, the “Indenture”), between the Company and the Trustee, the form of the Notes and such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.  The Base Indenture and the First Supplemental Indenture will be filed as Exhibits 1.2 and 1.3, respectively, to the Company’s current report on Form 6-K on the date hereof.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that the Underwriting Agreement and the Indenture constitute valid and binding obligations of each party thereto other than the Company.

We have assumed, without any independent investigation or verification of any kind, the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, the due authorization, execution and delivery by the Trustee of the Indenture, and the due authentication by the Trustee of the Notes, as well as the legal right and power under all applicable laws and regulations of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.

Based upon and subject to the foregoing and to the limitations and qualifications described below, we are of the opinion that, when issued in accordance with the Indenture, and delivered and paid for in accordance with the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company enforceable against Company in accordance with their terms and entitled to the benefits provided by the Indenture.

Our opinions expressed above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including the implied covenant of good faith and fair dealing.

We render the foregoing opinions as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 6-K to be filed with the Commission on the date hereof, which will be incorporated by reference in the Registration Statement, and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the 1933 Act.

Yours faithfully

/s/ Morgan, Lewis & Bockius UK LLP